Exhibit 5.1

June 28, 2012

Team Health Holdings, Inc.

265 Brookview Way, Suite 400

Knoxville, Tennessee 37919

Ladies and Gentlemen:

We have acted as counsel to Team Health Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Common Stock may be offered and sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary

Team Health Holdings, Inc.	June 28, 2012

in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In addition, we have assumed (a) the taking by the Board of Directors of the Company or a duly constituted and acting committee of such Board of Directors (collectively, the “Board”) of all necessary corporate action to authorize and approve the issuance of the Common Stock and (b) the due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable agreement, contract or arrangement approved by the Board.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Stock will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Team Health Holdings, Inc.	June 28, 2012

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of Common Stock” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP